Exhibit 99.1

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
(in thousands except par value amounts)	2015	2014
Assets
Current assets
Cash and cash equivalents	$27,208	$36,449
Investments	31,701	64,899
Accounts receivable	4,164	3,406
Inventory	11,621	11,335
Prepaid expenses and other current assets	11,513	1,671
Total current assets	86,207	117,760
Property and equipment, net	7,855	6,601
Other long-term assets	5,715	162
Total assets	$99,777	$124,523

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$6,097	$5,608
Accrued expenses	11,342	11,441
Deferred service revenue, current	6,303	6,121
Deferred contractual revenue, current	14,385	6,785
Other liabilities, current	627	1,534
Total current liabilities	38,754	31,489
Deferred service revenue, non-current	1,250	1,129
Deferred contractual revenue, non-current	1,347	19,735
Other liabilities, non-current	1,323	2,153
Notes payable	14,808	14,124
Financing derivative	925	944
Total liabilities	58,407	69,574

Commitments and contingencies

Stockholders’ equity
Preferred Stock, $0.001 par value:
Authorized 50,000 shares; No shares issued or outstanding	—	—
Common Stock, $0.001 par value:
Authorized 1,000,000 shares; Issued and outstanding 75,705 shares at September 30, 2015 and 73,927 shares at December 31, 2014	76	74
Additional paid-in capital	753,048	736,339
Accumulated other comprehensive income	6	9
Accumulated deficit	(711,760)	(681,473)
Total stockholders’ equity	41,370	54,949
Total liabilities and stockholders’ equity	$99,777	$124,523